Exhibit 5.1

Gusrae Kaplan & Nusbaum pllc
ATTORNEYS AT LAW

SCOTT H. GOLDSTEIN	120 WALL STREET – 25TH FLOOR	OF COUNSEL
MARTIN H. KAPLAN	NEW YORK, NY 10005	ROBERT L. BLESSEY
LAWRENCE G. NUSBAUM	____
RYAN J. WHALEN	TEL (212) 269-1400 FAX (212) 809-4147 ____ www.gusraekaplan.com

                                                                    July 7, 2021

Modular Medical, Inc.

16772 W. Bernardo Drive

San Diego, CA 92127

Re:           Modular Medical, Inc. / Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Modular Medical, Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 13,591,059 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Selling Stockholder Shares”), of which 4,883,112 of such Selling Stockholder Shares are issuable upon conversion of outstanding Company convertible promissory notes and common stock purchase warrants (the “Selling Stockholder Underlying Shares”), to be offered and sold from time to time by certain selling stockholders of the Company.

In connection with this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records (including minutes and resolutions of the board of directors of the Company), and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the Amended and Restated Articles of Incorporation of the Company, (b) the Amended By-laws of the Company, (c) the Registration Statement, and (d) the prospectus which forms a part of and is included in the Registration Statement (the “Prospectus”).

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

GUSRAE KAPLAN NUSBAUM PLLC

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Selling Stockholder Shares are, and the Selling Stockholder Underlying Shares will be upon conversion and exercise of the notes and warrants in accordance with the terms thereof, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the Nevada Revised Statues and we express no opinion with respect to the laws of any other country, state or jurisdiction.

The opinions expressed herein are limited to matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof. The opinions expressed herein are rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Registration Statement and in the related Prospectus.

Very truly yours,

/s/ GUSRAE KAPLAN NUSBAUM PLLC
Gusrae Kaplan Nusbaum PLLC